PURCHASE AND SALE AGREEMENT
In this Purchase and Sale Agreement (as amended from time to time, this “Agreement”) the following terms shall have the following meanings:
Effective Date:	March 31, 2023

Seller:	HF Lakeland FL Landlord, LLC c/o SunTrust Equity Funding, LLC. 3333 Peachtree Road, NE, 10th Floor Atlanta, Georgia 30326 Attn: Brion Haist Telephone: (404) 439-7654 Email: brion.haist@truist.com

Buyer:	Haverty Furniture Companies, Inc. 780 Johnson Ferry Road, NE Suite 800 Atlanta, Georgia 30342 Attn: Richard B. Hare Telephone: (404) 443-4280 Email: rhare@havertys.com

Premises:
The land described in Exhibit A attached hereto, together with the improvements thereon, all fixtures owned by Seller and located thereon, and the rights and easements appurtenant thereto, if any, owned by Seller.

Lease:
The Lease Agreement between Seller and Haverty Furniture Companies, Inc., a Maryland corporation (in its capacity as tenant under the Lease, “Tenant”), dated as of May 18, 2020, pursuant to which Seller has leased the Premises to Tenant.  The Lease and the related documents set forth in Exhibit B are collectively referred to herein as the “Lease Documents”.

Purchase Price:	$28,190,000.00

Title Company:	First American Title Insurance Company National Commercial Services 3455 Peachtree Road NE, Suite 1700 Atlanta, Georgia 30326 Attn: Jon Uhlir Tel: 440-720-3049 Email: JUhlir@firstam.com

Exhibits Attached:	A. Legal Description of Premises B. List of Lease Documents C. List of Environmental Reports

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell, assign, transfer and convey the Premises to Buyer, and Buyer agrees to acquire the Premises from Seller, on the terms and conditions set forth herein.  The terms and conditions under which the Premises shall be conveyed are as follows:
1.
Closing.  The date (the “Closing Date”) for the performance of this Agreement (the “Closing”) shall be such Business Day occurring on or before May 15, 2023 as Buyer and Seller shall mutually agree on.  The Closing shall be accomplished through escrow and shall consummate at the offices of Title Company on the Closing Date, unless otherwise agreed upon in writing by Buyer and Seller.

2.
Deed.  At the Closing, Seller shall assign, transfer and convey the Premises to Buyer by execution and delivery of a special warranty deed in recordable form, subject only to the Permitted Encumbrances (as hereinafter defined), and sufficient to permit the Title Company to issue a policy of title insurance for the Premises to Buyer, effective as of the Closing Date, and otherwise in the form of which shall be subject to Buyer’s reasonable review and approval (the “Deed”).

3.
Conditions Precedent to Closing.  (a) Buyer’s obligation to acquire the Premises is conditioned on all of the following, any or all of which may be expressly waived by Buyer, in writing, at its sole option:  (i) Buyer shall not have notified Seller in writing on or prior to the Due Diligence Date that Buyer has decided to terminate the transaction contemplated by this Agreement pursuant to Section 14; (ii) the Premises shall be subject to no liens or encumbrances other than real estate taxes not yet payable, matters for which Tenant is or was responsible under the Lease and other matters approved or deemed approved by Buyer (collectively, the “Permitted Encumbrances”), (iii) all representations and warranties made by Seller in Section 11 shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date, except to the extent that they expressly relate to an earlier date, and (iv) Seller shall have delivered all of the documents and other items required pursuant to Section 4(a) and shall have timely performed all other covenants, undertakings and obligations to be performed by Seller at or prior to the Closing.

(b) Seller’s obligation to assign, transfer and convey the Premises is conditioned on all of the following, any or all of which may be expressly waived by Seller, in writing, at its sole option:  (i) all representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date, except to the extent that they expressly relate to an earlier date, (ii) Buyer shall have delivered all of the documents and other items required pursuant to Section 4(b) and shall have performed all other covenants, undertakings and obligations to be performed by Buyer at or prior to the Closing, and (iii) the Title Company shall have received the Purchase Price in immediately available funds.
(c) Buyer, as tenant and Seller, as landlord, are parties to the Lease, pursuant to which Seller has leased the Premises to Tenant.  The parties acknowledge and agree that the Lease shall be terminated at Closing.  Buyer hereby acknowledges and agrees that (i) effective as of the Closing Date, Seller shall be released and discharged from any and all claims, liabilities, obligations and causes of action under or related to the Lease or the Premises, whether now or hereafter existing, known or unknown, and (ii) all indemnities in favor of Seller, as landlord under the Lease, and the other Indemnitees (as defined in the Lease), and all other provisions of the Lease that expressly survive the termination thereof, shall survive and shall be retained by Seller and such Indemnitees.  In particular, Buyer, as tenant, acknowledges that (i) it has received from Seller a copy of that certain letter of representation from Morgan & Morgan P.A. dated February 3, 2023 (the “Claim for Alleged Incident”) and hereby agrees that Buyer’s obligation to defend, or cause its insurance carrier to defend, Seller against any actions related to the Claim for Alleged Incident and to indemnify Seller for any and all Claims (as defined in the Lease) related thereto, in each case pursuant to the terms of the Lease, shall remain in full force and effect notwithstanding the termination of the Lease as of the Closing Date and (ii) it is responsible for all sales and rent tax that was payable on the Basic Rent (as defined in the Lease) paid, and to be paid up to, and including, the Closing Date (including all penalties, interest and other amounts payable in connection therewith) (the “Tax Payment”), which Tax Payment is an obligation of tenant under the Lease that shall survive the termination of the Lease and shall survive the Closing Date hereunder.  Buyer hereby agrees that it shall pay such Tax Payment in full on or before December 31, 2023 and shall provide Seller with evidence of such payment reasonably satisfactory to Seller promptly after such payment.  Notwithstanding the foregoing, in the event that either the Title Company requires a holdback from the disbursement of the full Purchase Price to Seller, or the applicable Florida taxing authority makes a direct claim, or files a lien, against Seller or any of its affiliates or any or of their respective assets as a result of the Tax Payment, then Buyer shall pay such Tax Payment (or provide funds to the Title Company in the amount of any required holdback) on or before the Closing Date, in the case of a required holdback, or shall pay such Tax Payment to the applicable taxing authority (or post such bond or other indemnity as shall stay the collection action against Seller) within five (5) Business Days of demand from Seller in the case of a claim by a taxing authority.
4.	Closing Deliveries. (a) At the Closing, Seller shall deliver or caused to be delivered to Buyer the following (collectively, the “Seller Closing Documents”):

(i)	An original executed copy of the Deed and an original Certification of Non-Foreign Status, in each case executed by Seller;
(ii)	An original executed copy of a termination of the Lease and the Memorandum of Lease (the “Lease Termination”), in a form reasonably acceptable to Seller, executed by Seller;
(iii)	An executed release of the Bank Assignment (as defined below) in recordable form;
(iv)	Resolutions, authorizations or other limited liability organizational documents or agreements relating to Seller as shall be reasonably required by the Title Company;
(v)	A fully executed counterpart of an agreed upon closing and proration statement; and
(vi)
  Such other affidavits, documents and certificates as may be customarily and reasonably required by the Title Company in order to effectuate the transaction contemplated hereby (after taking into account that Seller has never been in physical possession of, or operated, the Premises and that the Premises are subject to a net lease), including such evidence of Seller's authority to consummate the sale of the Premises as the Title Company may reasonably request.

(b) At the Closing, Buyer shall deliver to Seller the following (collectively, the “Buyer Closing Documents”):
(i)	An original executed counterpart of the Termination of Lease, executed by Buyer;
(ii)	Resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Buyer as shall be reasonably required by the Title Company;
(iii)	A fully executed counterpart of an agreed upon closing and proration statement; and
(iv)	Such other affidavits, documents and certificates as may be customarily and reasonably required by Seller’s counsel or the Title Company in order to effectuate the transaction contemplated hereby.
5.	Payment of Purchase Price. At the Closing, Buyer shall pay, or cause to be paid, the Purchase Price in cash or its equivalent by federal wire transfer of immediately available funds.
6.
Remedies for Seller’s Non-Willful Breach.  If for any reason other than a Willful Breach of this Agreement Seller shall be unable to assign, transfer and convey the Premises to Buyer as herein stipulated on the Closing Date, or to deliver the other Seller Closing Documents to Buyer on the Closing Date and so long as Buyer is not otherwise in breach of its obligations under this Agreement, Buyer may, at Buyer’s option, either (a) terminate Buyer’s obligation hereunder to purchase the Premises, or (b) accept such title or such other performance as Seller can deliver pursuant hereto and pay therefor the Purchase Price without deduction or credit, in which case Seller shall assign, transfer and convey the Premises to Buyer.  Buyer acknowledges that, in the event of Seller’s inability to perform for any reason other than a Willful Breach of this Agreement, Seller shall have no liability to Buyer therefor and Buyer’s sole remedy shall be to terminate this Agreement, as aforesaid.

7.
Remedies for Seller’s Willful Breach.  In the event of a Willful Breach by Seller at or prior to Closing, Buyer may, as its sole remedy therefor, (i) terminate this Agreement, without further recourse against Seller, or (ii) enforce specific performance of this Agreement against Seller; provided, however, that if specific performance is either unavailable as a remedy or would not serve to restore Buyer to its position prior to the Seller’s breach, Buyer shall also have the right to actual damages for such breach; provided, further that in no event shall Seller’s liability exceed an amount equal to $350,000.  In no event shall Buyer be entitled to recover consequential, special, incidental or punitive damages.  A “Willful Breach” by Seller is defined as (i) the execution of a contract for sale or option contract for sale of the Premises to any other buyer prior to the Closing (unless Buyer or Seller has terminated this Agreement or Buyer has breached its obligations hereunder, and except for any sale to any affiliate or assignee of Buyer, it being understood that Seller previously entered into a purchase and sale agreement for the Premises that has been terminated as a result of Buyer’s exercise of its right of first refusal under the Lease (the “Prior Sale Transaction”)), (ii) the willful or intentional failure or refusal by Seller to timely perform any of Seller’s obligations, or the willful or intentional breach by Seller of any of its covenants, under this Agreement or Seller’s willful and intentional refusal to deliver the Seller Closing Documents, or (iii) a material misrepresentation by Seller pursuant to Section 11.

8.
Condition of Premises.  BUYER ACKNOWLEDGES THAT THE ACQUISITION OF THE PREMISES BY BUYER IS ON A STRICTLY “AS IS” BASIS, WITHOUT REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED, OF ANY KIND WHATSOEVER, AND WITHOUT RECOURSE TO SELLER OR ANY AFFILIATE THEREOF, ALL EXCEPT AS EXPRESSLY SET FORTH HEREIN.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, CONCERNING THE PREMISES, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL MATTERS, PHYSICAL CONDITIONS, GEOLOGICAL CONDITIONS, DRAINAGE ISSUES, SOIL CONDITIONS, ZONING, THE AVAILABILITY OF UTILITIES, VALUE, COMPLIANCE WITH PLANS AND SPECIFICATIONS, DESIGN, USE, TITLE, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.  Except as herein expressly provided, Buyer shall be obligated to purchase the Premises notwithstanding any casualty or taking with respect thereto.  In addition, Buyer hereby acknowledges that Tenant’s obligations with respect to insurance coverage regarding the Premises are set forth in the Lease, and neither Tenant nor Seller has no obligation to provide any additional or different coverage; if Buyer requires additional or different coverage, such coverage shall be the sole responsibility of Buyer.  The provisions of this Section 8 shall survive Closing.

9.
Damages for Buyer Breach.  If Buyer fails to deliver the Buyer Closing Documents at the time of the Closing or to pay the Purchase Price at the Closing, Buyer shall pay to Seller, within five (5) Business Days of demand, all out-of-pocket expenses incurred by Seller in connection with this Agreement or the transactions contemplated hereby or in connection with the Prior Sale Transaction, including, without limitation, all reasonable attorneys’ fees and expenses incurred by Seller.  In no event shall Seller be entitled to specific performance of this Agreement based on any breach or default by Buyer of its obligation to purchase the Premises pursuant to the terms of this Agreement.

10.
Brokerage.  Seller and Buyer each represent that they have dealt with no broker in connection with this Agreement other than Jones Lang LaSalle (the “Broker”).  If the transactions contemplated by this Agreement are consummated, Seller shall pay a commission and/or fee to the Broker pursuant to the terms of a separate agreement with them.  Seller and Buyer each agree to indemnify and hold the other person harmless from and against any claim, liability, loss, cost, damage or expense, including court costs and attorneys’ fees, resulting from a breach of the above representations or, in the case of Seller, its failure to pay the commission payable to the Broker in connection with the sale pursuant to this Agreement.  The provisions of this Section shall survive the Closing.

11.
Representations and Warranties of Seller.  Subject to all matters described in the Lease Documents, the Environmental Reports (as hereinafter defined), the Title Documentation (as hereinafter defined) and the other Due Diligence Documents (as hereinafter defined) (all such matters being referred to herein as “Exception Matters”), Seller represents and warrants to Buyer as of the date hereof as follows:

a.
Documents:  Seller has provided, or promptly after execution of this Agreement will provide, to Buyer true and complete copies of all of (i) the environmental reports listed on Exhibit C (the “Environmental Reports”), and (ii) the zoning report and survey prepared for Seller with respect to the Premises (together with the Lease Documents and the Title Documentation, collectively, the “Due Diligence Documents”).

b.
Seller Existence and Authority:  Seller is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into, and perform its obligations under, this Agreement and any other documents contemplated by this Agreement, including, without limitation, conveying the Premises.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) have been duly authorized by all necessary limited liability company action on the part of Seller, (ii) do not require any governmental or other consent, and (iii) will not result in the breach of any material agreement, indenture or other instrument to which Seller is a party or is otherwise bound.  This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.
c.
No Other Claims:  Except pursuant to the Lease, Seller has not assigned, pledged or transferred the Premises, or granted to any other person or entity any right or option to acquire the Premises that is still in effect, except for the Tenant under certain circumstances as provided in the Lease.

d.
No Prior Assignment:  Seller’s interest in the Lease has not been previously assigned, encumbered or subjected to any liens, other than pursuant to an assignment of lease and rents for the benefit of Seller’s affiliate, Truist Bank (the “Bank Assignment”).

e.
No Brokerage:  There are no existing brokerage commission or similar agreements entered into by the Seller to which the Seller is bound or liable relating to the leasing of all or any portion of the Premises, including, without limitation, the Lease.

If Seller obtains any actual knowledge of any matter prior to the Closing Date that would make any representation or warranty of Seller untrue or misleading in any material respect, Seller shall notify Buyer of such matter in writing and Buyer may, at its option, as its exclusive remedy, exercise the remedies available to it under Section 6 or 7, as applicable.
If Buyer obtains knowledge of any matters after the date of this Agreement and prior to the Closing Date, which would make any representation and warranty of Seller untrue or misleading in any material respect, Buyer shall notify Seller thereof, and if Seller does not cure such circumstance within five (5) Business Days of such notice, Buyer may, at its option, as its exclusive remedy, exercise the remedies available to it under Section 6 or 7, as applicable.
As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase “to Seller’s actual knowledge”, “to the best of Seller’s knowledge” or any similar phrase shall mean the actual, not constructive or imputed, knowledge of Brion Haist or Patrick Zepeda, each of whom is an officer or employee of the member or manager of Seller and is the primary officer and employee of such member or manager of Seller with responsibility for the transactions contemplated by the Lease and this Agreement.
The representations and warranties of Seller set forth in this Agreement shall survive the Closing for a period of one hundred twenty (120) days from the Closing Date (the “Survival Period”).  Seller shall have no liability to Buyer for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been delivered to Seller by Buyer prior to the expiration of the Survival Period and an action shall have been commenced by Buyer against Seller within ninety (90) days after expiration of the Survival Period.  No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, fact or other matter which was actually known to Buyer (without imputation and with no duty of inquiry) prior to Closing.

12.	Representations and Warranties of Buyer; Covenant of Buyer. Buyer represents and warrants to Seller as follows:
(a)
   Buyer Existence and Authority:  Buyer is duly organized and in good standing under the laws of the jurisdiction of its formation (unless Buyer is an individual) and has the legal capacity to enter into, and perform its obligations under, this Agreement and any other documents contemplated by this Agreement, including, without limitation, acquiring the Premises.  The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by it (i) have been authorized by all necessary action on the part of Buyer, (ii) do not require any governmental or other consent and (iii) will not result in the breach of any agreement, indenture or other instrument to which Buyer is a party or is otherwise bound.  This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

(b)
   Assignee of Buyer, Existence and Authority:  In the event Buyer has elected to exercise its right to assign this Agreement pursuant to Section 22, Buyer represents and warrants that such entity will be at the time of such assignment duly organized, validly existing and in good standing under the laws of the state of its formation and will have at the time of such assignment all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by any assignee will be duly authorized.

(c)
   Available Funds.  Buyer has available, or will on the Closing Date have available, to it unrestricted funds which it may use in its sole discretion to pay the Purchase Price and otherwise comply with the provisions of this Agreement.

(d)
   OFAC.  Neither Buyer nor any of its principals (unless Buyer is an individual, in which case the reference to “any of its principals” shall not apply) is a Blocked Person (as hereinafter defined).  For purposes of this paragraph, a “Blocked Person” is any person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the U.S. Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

The representations and warranties of Buyer set forth in this Agreement shall survive the Closing for the Survival Period.  Buyer shall have no liability to Seller for a breach of any such representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Buyer prior to the expiration of the Survival Period and an action shall have been commenced by Seller against Buyer within sixty (60) days after the expiration of the Survival Period.

13.	Buyer’s Due Diligence.
(a)
   Due Diligence Period.  Unless Buyer notifies Seller in writing on or before 5:00 pm, Eastern Standard Time, on May 1, 2023 (the “Due Diligence Date”) that Buyer has elected to terminate this Agreement pursuant to this Section 13, which election may be exercised by Buyer in its sole discretion for any reason or for no reason, then Buyer’s right to terminate this Agreement in its sole discretion shall be deemed waived; if Buyer does deliver such notice of termination on or before the Due Diligence Date, then this Agreement shall be void without recourse to, or any further obligation of, the parties hereto, except for those obligations that expressly survive the termination hereof.  Buyer’s waiver or deemed waiver of its right to terminate this Agreement pursuant to this Section 13 shall constitute Buyer’s acknowledgment and agreement that it has been afforded an adequate opportunity to make its own investigation of the condition of the Premises and any such matters as it deems relevant with respect to the Premises, the Seller, the Lease, the Due Diligence Documents and any other matter relating to the transaction contemplated hereby.  Buyer hereby acknowledges that it is currently in possession of the Premises pursuant to the Lease and, accordingly, has the ability to perform such investigations and inspections with respect thereto as it chooses to; Buyer agrees that it will provide such rights to any assignee hereunder.

The provisions of this Section 13(a) shall survive the termination of this Agreement.
(b)
  Review of Title.  As promptly as practicable after the Effective Date, Seller shall request the Title Company to provide Buyer and Seller with a preliminary commitment for title insurance for the Premises issued by the Title Company, together with complete and legible (to the extent available) copies of all exceptions and encumbrances noted thereon (the “Preliminary Commitment”, and together with such exceptions and encumbrances, the “Title Documentation”).  Buyer shall have five (5) Business Days after its receipt thereof to advise Seller in writing of any encumbrances, restrictions, easements or other matters in the Preliminary Commitment that are not Permitted Encumbrances (collectively “Exceptions”) to which Buyer objects.  All Exceptions to which Buyer does not object in writing within such five (5) Business Day period shall be deemed accepted by Buyer and shall constitute Permitted Encumbrances.

If Buyer objects to any Exceptions within the five (5) Business Day period, Seller shall advise Buyer in writing within five (5) Business Days after receipt of Buyer’s written objections: (a) which of such Exceptions Seller will remove at or prior to Closing, (b) which of such Exceptions the Title Company has agreed to insure over in the title policy to be issued at Closing (together with the proposed form of endorsement), and (c) which of such Exceptions will not be removed or insured over by Seller.  The failure of Seller to respond within such time period shall be deemed to be Seller’s election not to remove or insure over any Exceptions, provided that Seller shall be obligated to remove, on or prior to the Closing Date, any mortgage, deed of trust or other instrument securing obligations for borrowed money executed by Seller that encumbers the Premises.

Within five (5) days after receipt of Seller’s response to Buyer’s written objections, and if Seller has not agreed to remove or cause Title Company to insure over all Exceptions to which Buyer objects or if the form of the proposed endorsements or insurance is not acceptable to Buyer in its reasonable discretion, Buyer shall notify Seller in writing of Buyer’s election to either: (a) terminate this Agreement, or (b) waive its objections to such Exceptions and/or the form of the proposed endorsements or insurance, in which event such Exceptions shall be deemed accepted by Buyer.

14.	Time of Essence. Time is of the essence of this Agreement.
15.
Limitation on Liability.  Buyer agrees that Buyer’s recourse against Seller under this Agreement or under any other agreement, document, certificate or instrument delivered by Seller to Buyer (including, without limitation, any agreement, document, certificate or instrument delivered by Seller to Buyer on the Closing Date), or under any law applicable to the Premises or this transaction, shall be strictly limited to an amount not to exceed $350,000 in the aggregate.  In no event shall (i) Buyer seek or obtain any recovery or judgment against any of Seller’s members (or their constituent members, shareholders, managers or partners) or against any entity affiliated with or controlled by, controlling or under common control with Seller or its assets or any director, officer, employee, or shareholder of any of the foregoing or (ii) Seller be liable for consequential, punitive, exemplary or special damages of any nature whatsoever.

16.
Notices.  All notices required or permitted hereunder shall be in writing and shall be given (a) by registered or certified mail, postage prepaid or (b) by a nationally recognized overnight delivery service which provides receipted delivery, addressed (i) if to Seller, to Brion Haist, at Seller’s address stated on the first page hereof or such other address as Seller shall have last designated by written notice given as aforesaid to Buyer, with a copy to Julia R. Sarron, Sarron Law Group, LLC, 1424 W. Ohio St., Chicago, Illinois  60642-6118 (Telephone No.:  312/492-0022; E-mail: jsarron@sarronlaw.com), and (ii) if to Buyer, at Buyer’s address stated on the first page hereof or such other address as Buyer shall have last designated by written notice given as aforesaid to Seller.  Notices shall be deemed given upon receipt at the applicable address.

17.	Exhibits. The Exhibits attached to or referred to herein are incorporated by reference as if set forth in full herein.
18.
Payment of Fees, Costs and Expenses.  Buyer and Seller shall each pay (i) the fees of its counsel retained in connection with this Agreement and the purchase and sale of the Premises and (ii) 50% of any escrow agent’s fees.  Buyer shall be solely responsible for (a) the premium for Buyer’s owner’s policy and for any and all endorsements thereto requested by Buyer, (b) all costs and expenses related to its due diligence, including any property inspections, environmental assessments, surveys and appraisals, and (c) all recording charges related to the purchase and sale of the Premises.  Seller shall be solely responsible for any and all documentary stamps, transfer taxes, and recording charges related to any releases payable in connection with the purchase and sale of the Premises pursuant to this Agreement.  As between Buyer and Seller, there shall be no adjustments at the Closing with respect to property operating, maintenance, real property taxes or other expenses related to the Premises since such expenses are the responsibility of the Tenant under the Lease.  The base monthly rent under the Lease shall be prorated as of the Closing Date (with Seller receiving a credit for the rent due for the day of Closing).

19.
No Offer.  The submission of a draft of this Agreement or a summary of some or all of its provisions does not constitute an offer to buy or to sell the Premises, it being understood and agreed that neither Buyer nor Seller shall be legally obligated with respect to the obligations hereunder unless and until this Agreement has been executed by both Buyer and Seller.

20.
Applicable Law; Modifications; Joint and Several Liability.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Florida.  This Agreement is not subject to any oral understandings, or written understandings not set forth herein, is binding upon and inures to the benefit of Seller and Buyer and their respective personal representatives, successors and permitted assigns, and may be amended only by a written instrument executed by both Seller and Buyer.  If two or more persons are named herein as Seller or Buyer, their obligations hereunder shall be joint and several.

21.
Counterparts.  This Agreement may be executed in multiple counterparts or with multiple signature pages which, when assembled as a single document or, if not so assembled, when taken together shall be deemed to be fully effective and operative as an original document.  Executed signature pages to this Agreement signed by “DocuSign”, “esign” or similar manner and/or distributed by facsimile, pdf or similar format shall be deemed to be original signatures for all purposes.

22.
Assignment.  Seller shall not assign this Agreement.  Except as set forth in this Section, Buyer may not assign this Agreement without Seller’s prior written consent; provided, however, that Buyer may, without Seller’s prior consent: (a) assign this Agreement to a limited liability company or other single purpose entity to be hereinafter formed by Buyer or to any other affiliate of Buyer, and/or (b) assign its rights, but not obligations, in this Agreement to a qualified intermediary, in order that the transaction contemplated by this Agreement be part of a like kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (a “Like-Kind Exchange”).  No assignment by Buyer shall release Buyer from its obligations hereunder, which shall continue in full force and effect.

23.
Lease.  Buyer and Seller hereby each acknowledge and agree that the Lease will continue in full force and effect even in the event of a default by either party under this Agreement (unless the sale occurs on the Closing Date pursuant hereto) or in the event that the purchase contemplated by this Agreement is not consummated for any reason.

24.
Captions.  The section headings appearing in this Agreement are for convenience and reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

25.
Legal, Accounting and Tax Advice.  Without limiting the effect of the representations and warranties of either party, each party to this Agreement has obtained its own legal, accounting and tax advice, and has not relied upon the other party or other party’s advisors with respect to legal, accounting and/or tax matters related to the transaction evidenced by this Agreement.

26.
Completion of Forms.  Whenever in this Agreement a document to be delivered at the Closing is described by reference to a form attached as an exhibit hereto, such documents shall be completed substantially in conformance with the referenced form attached as the Exhibit and completed in accordance with the terms of this Agreement.

27.	Covenants of Seller. From the date hereof up to and including the Closing Date, Seller covenants:
(i) not to further encumber title to the Premises, except with the prior written consent of Buyer or as otherwise required under the Lease; and
(ii) not to offer for sale or solicit offers to purchase the Premises (unless this Agreement has been terminated or Buyer is in default hereunder).
28.
Indemnification by Buyer.  From and after Closing, Buyer shall indemnify, defend and hold harmless Seller from and against any and all claims, expenses, costs, damages, losses and liabilities (including reasonable attorneys’ fees) which may at any time be asserted against or suffered by Seller as a result of:  (a)(i) any obligation of Buyer, (ii)) any default by Buyer under the Lease Documents, or (iii) the failure of Buyer to fulfill any other obligation of Buyer with respect to the Premises, regardless of when asserted, and without reference to the Survival Period, or (b) subject to the time limitations set forth in Section 12, arising out of the breach or inaccuracy of Buyer’s representations and warranties set forth in this Agreement.

29.
Business Day.  The term “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banking institutions in the State of Georgia are authorized or required by law to be closed.

30.
Waiver of Jury Trial.  To the extent permitted by applicable law, the parties hereto hereby agree to waive trial by jury in connection with any proceedings related to this Agreement or the transactions contemplated hereby.

31.
Legal Fees.  If either Buyer or Seller brings any action or suit against the other for any matter relating to or arising out of this Agreement, then the prevailing party in such action or dispute, whether by final judgment or out of court settlement, shall be entitled to recover from the other party all costs and expenses of suit, including reasonable attorneys' fees.  Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys' fees incurred in enforcing, perfecting and executing such judgment.

32.
Integration; No Oral Agreements.  This Agreement, the Seller Closing Documents and the Buyer Closing Documents embody the entire agreement and understanding between Buyer and Seller with respect to the purchase and sale transaction contemplated hereby and supersede all other agreements and understandings between Buyer and Seller with respect to the subject matter thereof.  This Agreement, the Seller Closing Documents and the Buyer Closing Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of Buyer and Seller or any course of prior dealings.  There are no unwritten oral agreements between the parties.

33.
Section 1031 Exchange.  Seller and/or Buyer, at any time prior to the Closing Date, may elect to effect a simultaneous or non-simultaneous Like-Kind Exchange.  Buyer and Seller expressly agree to cooperate with each other in connection with any such exchange in any manner that shall not impose any additional cost or liability upon the other party, including without limitation  by executing any and all documents, including escrow instructions or agreements consenting to the assignment of Seller’s and/or Buyer’s rights and obligations hereunder to an exchange entity, which may be necessary to carry out such an exchange; provided, however, that any election by Seller or Buyer to effect such an exchange shall not delay the Closing Date or result in any release of Seller or Buyer of its obligations under this Agreement.

[signatures appear on following page]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its respective duly authorized officer as of the date written above.

SELLER:
HF LAKELAND FL LANDLORD, LLC, a Delaware limited liability company
By: STEF NLIP, LLC, a Delaware limited liability company, its Manager

By:  SunTrust Equity Funding, LLC, a Delaware limited liability company, its Manager

By: /s/ Allison McLeod
Name:    Allison McLeod
Title:      Manager

BUYER:	HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation By: Richard B. Hare Name: Richard B. Hare Title: Executive Vice President & Chief Financial Officer

S-1

EXHIBIT A
LEGAL DESCRIPTION OF PREMISES
The Land referred to herein below is situated in the County of Polk, State of Florida, and is described as follows:

LOT 1, FIRST PARK AT BRIDGEWATER PHASE THREE, ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLAT BOOK 132, PAGE 30, OF THE PUBLIC RECORDS OF POLK COUNTY, FLORIDA, AND THAT PART OF PRIVATE ROAD BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

A PARCEL OF LAND BEING A PORTION OF THE SOUTHEAST 1/4 OF SECTION 16. TOWNSHIP 27 SOUTH, RANGE 24 EAST POLK COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCE AT THE NORTHEAST CORNER OF LOT 1, THENCE NORTH 60°42’36” EAST, A DISTANCE OF 55 FEET THENCE SOUTH 29°17’24” EAST, A DISTANCE OF 745 FEET, THENCE SOUTH 60°42’36” WEST, A DISTANCE OF 55 FEET TO THE SOUTHEAST CORNER OF LOT 1 THENCE NORTH 29°17’24” WEST, A DISTNACE OF 745 FEET TO POINT OF BEGINNING.

AND

THAT PART LOT 2, FIRST PARK AT BRIDGEWATER PHASE THREE, ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLAT BOOK 132, PAGE 30, OF THE PUBLIC RECORDS OF POLK COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

A PARCEL OF LAND BEING A PORTION OF THE SOUTHEAST 1/4 OF SECTION 16. TOWNSHIP 27 SOUTH, RANGE 24 EAST POLK COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCE AT THE NORTHEAST CORNER OF THE SOUTHEAST 1/4 OF SECTION 16, THENCE NORTH 89°54’22” WEST ALONG NORTH LINE OF SAID SOUTHEAST 1/4, A DISTANCE OF 1362.13 FEET TO SOUTHERLY RIGHT-OF-WAY LINE OF THE CITY OF ORLANDO-ORLANDO UTILITIES RIGHT-OF-WAY, AS RECORDED IN OFFICIAL RECORDS BOOK 2070 PAGE 1834, OF THE PUBLIC RECORDS OF SAID POLK COUNTY, SAID POINT BEING ON A CURVE CONCAVE TO THE SOUTHEASTERLY HAVING A CENTRAL ANGLE OF 03°13’43”, A RADIUS OF 11144.16 FEET, A CHORD BEARING OF SOUTH 60°36’32” AND A CHORD DISTANCE OF 627.87 FEET, THENCE SOUTHWESTERLY ALONG SAID CURVE 627.95 FEET; THENCE SOUTH 29°17’24” EAST, A DISTANCE OF 183.45 FEET, TO THE NORTHWEST CORNER OF THE F.D.O.T. PARCEL 149F, AS CONTAINED IN THAT CERTAIN STIPULATED ORDER OF TAKING RECORDED IN OFFICIAL RECORDS BOOK 4596 PAGE 552, OF THE AFORESAID PUBLIC RECORDS; THENCE CONTINUE SOUTH 29°17’24” EAST, ALONG THE WEST LINE OF SAID PARCEL 149F, A DISTANCE OF 254.10 FEET, THENCE NORTH 60°42’36” EAST, ALONG THE SOUTH LINE OF SAID PARCEL 149F, A DISTANCE OF 559.68 FEET, THENCE SOUTH 29°17’24” EAST, A DISTANCE OF 800 FEET; THENCE SOUTH 60°42’36” WEST, A DISTANCE OF 860.67 FEET, TO THE POINT OF BEGINNING; THENCE CONTINUE SOUTH 60°42’36” WEST, A DISTANCE OF 397.12 FEET; THENCE NORTH 62°43’51” WEST, A DISTANCE OF 335.36 FEET; THENCE NORTH 36°06’09” WEST, A DISTANCE OF 468.46 FEET, THENCE NORTH 60°42’36” EAST, A DISTANCE OF 637.50 FEET; THENCE SOUTH 29°17’24” EAST, A DISTANCE OF 745 FEET TO THE POINT OF BEGINNING.

EXHIBIT B

LIST OF LEASE DOCUMENTS

1.	Lease Agreement, dated as of May 18, 2020, between the Seller and the Tenant.

2.	Memorandum of Lease, dated as of May 18, 2020, between the Seller and the Tenant.

3.	Landlord’s Waiver and Consent, dated as of May 18, 2020, among Seller, Tenant and Truist Bank.

EXHIBIT C

LIST OF ENVIRONMENTAL REPORTS

Environmental Site Assessment dated April 22, 2020 and prepared by BBG Assessments, LLC.